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                                   Exhibit 99

CONTACT: RUDOLPH A. LUTTERSCHMIDT

         (610) 834-9600

                              FOR IMMEDIATE RELEASE

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           NOCOPI TECHNOLOGIES, INC.'S INTERACTIVE ACTIVITY BOOK WINS
                             TWO TOP INDUSTRY AWARDS

WEST CONSHOHOCKEN, PA. JULY 15, 2004, PR NEWSWIRE. Nocopi Technologies, Inc. (OTC Bulletin Board: NNUP), is pleased to announce that Creative Child Magazine has awarded the company's Rub-it and Color Activity book the PREFERRED CHOICE AWARD for the year 2004 in the Kid's Travel Toy Category, and SPECTRUM Magazine has named the Activity book as one of the TOP THREE products at the 2004 Toy Fair held in New York City earlier this year.

Creative Child Magazine is a bimonthly publication that delivers the latest information on how to nurture children's creativity. Award winners were judged and recognized for their excellence in promoting creativity in play.

Spectrum Magazine, also a bimonthly publication, says of the Activity book:
"it's great for teaching children to color, staying within the lines, and using different colors in one picture. It is very innovative."

Michael A. Feinstein, M.D., Chairman and CEO of Nocopi noted that "These awards are certainly an honor, and we are very pleased to be recognized by Creative Child Magazine and Spectrum Magazine. We are very excited by the attention this new and unique product is receiving".

The Rub-it and Color Activity book, an interactive product, was launched at the American International Toy Fair in New York City. This fair, held earlier this year, is the largest Toy Trade Show in the Western Hemisphere. Fifteen hundred
(1500) manufacturers, distributors, importers, and sales agents from 30 countries showcased their products which included books, action figures, games, puzzles, and much more.

"These Activity Books bring a rainbow of colors to life without using crayons, coloring pencils or markers. Colors magically appear before your eyes, simply by rubbing/scratching the Rub-it and Color paper.

Colors do not stick to your fingers, and they meet the safety requirements of ASTM-F963 and Non-toxic labeling", stated Dr. Feinstein.





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Nocopi Technologies, Inc., a well-known company for the past fifteen years is in the business of developing solutions against counterfeiting, product diversion, document security and authentication via patented technologies (including invisible inks, color changing inks, reactive thread and document security paper products.)

FORWARD LOOKING INFORMATION

The foregoing contains forward-looking information within the meaning of The Private Securities Litigation Act of 1995. Such forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from such forward-looking statements (a summary of which may be found in the Company's Annual Report on Form 10-KSB for the year ended December 31, 2003 and its Quarterly Report on Form 10-QSB for the quarter ended March 31, 2004, under the caption "Uncertainties That May Affect the Company, its Operating Results and Stock Price"). The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results (expressed or implied) will not be realized.